Exhibit 10.5

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Anterios

142 West 57th Street, Suite 4A, New York, NY 10019

July 23, 2009

Office of Commercial Ventures and

Intellectual Property

225 Franklin Street, 12th Floor

Boston, Massachusetts 02110

Attention: William Rosenberg, Executive Director

Re: Amendment to 2007 Botulinum Cell Line License Agreement — Confidential

Dear Bill:

Reference is made to the Botulinum Cell Line License Agreement between Anterios, Inc. (“Company”) and the University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts as represented by its Dartmouth campus (“University”) dated August 13, 2007 (“License Agreement”). The purpose of this letter amendment is to extend the “Option Period” by one additional year as permitted in the License Agreement and to amend the License Agreement as set forth below. Capitalized terms used but not defined in this letter amendment will have the meanings given to such terms in the License Agreement.

Accordingly, University and Company agree as follows:

1.             As of the date of full execution of this letter amendment, the Option Period is extended by one additional year. For clarity, with this extension, the Option Period extends until [*] years from the Effective Date.

2.             Sections 2.2 and 4.3 of the License Agreement are amended with respect to the timing of when payment is due for an extension of the Option Period as follows: Company will pay [*] to University by the earlier of (a) [*] or (b) within [*] days of receipt of funds under Company’s pending Series B round of financing.

3.             The address for Company set forth in the introductory paragraph and Section 8.12 of the License Agreement is changed to:

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Anterios, Inc.

142 West 57th Street, Suite 4A New York,
NY 10019

Attention: Jon Edelson, MD

4.           Nothing is this letter amendment will affect other terms and conditions of the License Agreement. Company and University each acknowledge that the other is in full compliance with its obligations under the License Agreement as of the date of their respective execution of this letter amendment.

5.           To indicate University’s agreement with the terms set out above, please have an authorized representative sign where indicated in the space below on both originals and return one original to Company.

Sincerely,

/s/ Jon Edelson

Jon Edelson, M.D.
President and Chief Executive Officer

AGREED: University of Massachusetts

By:	/s/ William Rosenberg
Executive Director, Office of Commercial Ventures and Intellectual Property

Date

CC:

Mr. Louis Petrovic

Asst Vice Chancellor for Research Development

Advanced Technology & Manufacturing Center

University of Massachusetts Dartmouth

151 Martine Street

Fall River, MA 02723-1501